Exhibit 99.1

Corio, Inc. Announces New Chief Financial Officer

October 22, 2002

San Carlos, Calif.—October 22, 2002—Corio, Inc. (Nasdaq: CRIO), a leading enterprise application service provider, today announced that Brett White will replace Barbara Posch as the company’s chief financial officer effective as of October 28, 2002. Ms. Posch has served as CFO since July 2001, and is leaving Corio based on mutual agreement with the company.

“We thank Barbara for her contributions to Corio and wish her the best,” said George Kadifa, Corio’s president and chief executive officer. “We are looking forward to working with Brett and to benefiting from his experience working in senior finance positions at leading, publicly-traded technology companies.”

Mr. White most recently served as chief financial officer at KANA Software, Inc., a leading provider of customer relationship management software solutions, from June 2001 to May 2002, and previously served in various senior finance roles at companies such as Oracle Corporation, a leading enterprise software company.

About Corio

Corio is the leading enterprise application service provider (ASP). For a fixed monthly fee, Corio manages leading applications from PeopleSoft, Oracle, SAP and Siebel Systems. Corio provides applications management, consulting services, and technology resource management (TRM) software. Additional information about Corio is available at http://www.corio.com.

Corio® is a registered trademark of Corio, Inc. All other product and company names mentioned herein may be the trademarks of their respective owners.

Corio Contact:
Arthur Chiang
Corio, Inc.
+1.650.232-3171
achiang@corio.com